Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

NORTHPOINT

COMMERCIAL FINANCE

REPURCHASE AGREEMENT

This Repurchase Agreement (this “Agreement”) is dated as of May 18, 2016 among Twin Vee Powercats, Inc., a Delaware corporation (“TVP”), Twin Vee Catamarans, Inc, a Florida corporation (“TVC” and together with TVP, individually and collectively, the “Company”) and Northpoint Commercial Finance LLC, a Delaware limited liability company (“Northpoint Commercial Finance”).

The Company sells various goods (“Goods”) to retail dealers or wholesale distributors (in either case “Dealers”) who frequently desire to finance or refinance such purchases.

Northpoint Commercial Finance and its affiliates (individually and collectively, “Northpoint”) are in the business of financing and refinancing inventory. As used in this Repurchase Agreement, affiliates of Northpoint Commercial Finance include any party that, directly or indirectly, (i) controls Northpoint Commercial Finance, (ii) is controlled by Northpoint Commercial Finance, or (iii) is under common control with Northpoint Commercial Finance.

In consideration of Northpoint financing the acquisition of Goods by a Dealer and in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Northpoint Commercial Finance agree as follows:

1.     Invoice Representations and Warranties. When a Dealer orders Goods from the Company and requests that Northpoint finance the acquisition of such Goods, the Company shall deliver to Northpoint an invoice identifying such Goods (the “Invoice”) and the cost thereof to the purchasing Dealer including any freight charges (the “Invoice Cost”). By delivery of such Invoice to Northpoint, the Company shall represent and warrant to Northpoint that:

(a)	The Company has good title to such Goods and will, upon payment by Northpoint of the Net Invoice Cost (as hereinafter defined) therefor, transfer title to such Goods to such Dealer free and clear of liens, claims, and encumbrances;
(b)	Such Goods are current models, are in unused condition and are free of defects;
(c)	The Invoice Cost of such Goods does not exceed the standard wholesale price of such Goods and is not intended to misrepresent the true cost of such Goods to such Dealer;
(d)	Such Goods were ordered by such Dealer from the Company (the “Order”) the Order was accepted by the Company and such Dealer requested that Northpoint finance its acquisition of such Goods as evidenced by the issuance of an approval number by Northpoint that has not been prior revoked and is no more than thirty (30) days old;
(e)	Such Goods conform in all respects to the Order and were not shipped to such Dealer prior to Northpoint’s approval of such Invoice for payment;
(f)	The Goods will be promptly shipped to such Dealer,
(g)	The Invoice complies with all applicable federal, state and local laws; and
(h)	The sale of the Goods pursuant to the Order is a bona fide new sale of the Goods, and the Goods have not been previously sold or financed by another lender.

For each and every Invoice that the Company breaches any of these representations or warranties, the Company shall upon written demand by Northpoint reimburse to Northpoint the Invoice Cost of such Invoice within fourteen (14) days. Any such demand for payment by Northpoint is not a repurchase request under Section 3 of this Agreement, thus Northpoint does not need to have possession of any Goods to make such a demand for payment, the time limitation on the Company’s obligation to repurchase in Section 3 of this Agreement shall not apply to such a demand for payment, and Section 3 of this Agreement shall not otherwise apply to such a demand for payment.

2.     Northpoint Payment Obligations. Northpoint shall not be bound to finance any particular Goods. Northpoint shall be obligated to pay the Invoice Cost, less any discount applicable to Northpoint from time to time (the “Net Invoice Cost”), only for Invoices for which Northpoint has issued an approval number that has not been prior revoked and is not more than thirty (30) days old. Northpoint will pay the Net Invoice Cost within ten (10) business days of Northpoint’s receipt of the Invoice.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

3.     Repurchase Obligations. Should Northpoint at any lime repossess or otherwise come into possession of any Goods financed by Northpoint for any Dealer ), on or before seven hundred thirty (730) days following the date of the Invoice for such Goods (the “Repurchase Period”), the Company shall repurchase such Goods from Northpoint upon the following terms and conditions;

(a)	The Company shall repurchase such Goods from Northpoint within fourteen (14) days upon receipt of notice from Northpoint that such Goods are in Northpoint’s possession (the “Repurchase Notice”), wherever located and in whatever condition, without any express or implied warranties including merchantability or fitness for a particular purpose. Northpoint shall have no obligation to deliver any item of Goods to any particular location in order to demand the Repurchase Price.
(b)	The repurchase price for such Goods (the “Repurchase Price”) shall be equal to: (i) the Invoice Cost for such Goods minus the Credit for such Goods, plus (ii) the accrued interest, fees, and charges owing to Northpoint by the applicable Dealer with respect to such Goods, plus (iii) all reasonable expenses incurred by Northpoint in connection with the repossession and/or storage of such Goods (including legal fees), minus (iv) amounts incurred by the Company, if any, to restore such Goods to the reasonable equivalent of unused condition (excluding normal wear and tear incident to display or demonstration).
(c)	The “Credit” means for any item of Goods an amount determined by the length of time from the date of the Invoice for such item of Goods to the date of the Repurchase Notice. The Credit shall be computed as follows:

0 days through 450 days 0% of amount of the Invoice Cost for such item of Goods 451 days through 540 days - 5% of amount of the Invoice Cost for such item of Goods 541 days through 730 days - 10% of amount of the Invoice Cost for such item of Goods

(d)	The Repurchase Price shall be determined as of the date that the Company pays to Northpoint the Repurchase Price in full.
(e)	The passage of the Repurchase Period will be suspended temporarily for all affected Goods as of the date any of the following events occur and will not resume until ten (10) business days after Northpoint obtains possession of the Goods by court order or consent of all relevant parties. (i) Northpoint institutes any type of legal action to obtain possession of am Goods from Dealer, (ii) a dispute with another creditor regarding priority rights in the Goods prevents Northpoint from obtaining possession of the Goods; (iii) a voluntary or involuntary bankruptcy action is filed by or on behalf of the Dealer, or (iv) any legal proceeding is filed or any governmental proceedings or order which prevents Northpoint from obtaining possession of the Goods. The Credit shall also be automatically adjusted by suspending the time period used to determine the amount of the Credit in the same manner as the suspension of the Repurchase Period.

4.     Failure to Pay. If either party fails to make a payment due under this Agreement within fifteen (15) days from the due date, then the other party shall be entitled to interest on such payment from the due date at LIBOR (as such rate may change from time to time) plus ten percent (10.0%) calculated on the outstanding average daily balance. “LIBOR” means a variable rate adjusted monthly that for any calendar month is equal to the highest interest rate (rounded upwards, if necessary, to the nearest 1/100th of 1%) published on the website lutp://research.stlouisfed.org/fred2/series/USD1M’TD156N# during such calendar month as the one-month London Interbank Offered Rate for United States dollar deposits (or, if such page shall cease to be publicly available or, if the information/description contained on such page, in Northpoint’s reasonable judgment, shall cease to accurately reflect such London Interbank Offered Rate, then such rate as reported by any publicly available recognized source of similar market data selected by Northpoint that, in Northpoint’s reasonable judgment, accurately reflects such London Interbank Offered Rate). Interest shall be calculated based upon a 360 day year and the actual number of days elapsed in such calendar month.

5.     Dealer Surety Waivers. The Company shall not be released from obligations under this Agreement, nor shall such obligations be reduced, diminished or discharged, for any of the following reasons: (a) any modification or indulgences granted by Northpoint with respect to the obligations of any Dealer owing to Northpoint (collectively, the “Dealer Obligations” and, individually, an “Dealer Obligation”), (b) any failure of Northpoint to timely enforce any right or remedy available to Northpoint in connection with the Dealer Obligations, (c) any modification of any agreement securing performance of any Dealer Obligation or the substitution or the release of collateral thereunder, and (d) the invalidity of any agreement forming a part of the Dealer Obligations. The Company waives: (i) any light to require Northpoint to proceed against a Dealer or to pursue any other remedy prior to exercising Northpoint’s rights under this Agreement, (ii) notice of the non-performance of any Dealer Obligation or the amount of the Dealer Obligations outstanding at any time, (iii) demand and presentation for payment upon the applicable Dealer. (iv) protest and notice of protest and diligence of bringing suit against any Dealer, and (v) all notices that the Company might otherwise be entitled by law, other than as may be expressly set forth herein.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

6.     Joint and Several.

(a)	Joint and Several Liability. TVP and TVC have joint and several liability for the obligations to Northpoint under this Agreement (“Obligations”), and TVP and TVC represent and warrant that they are affiliates of each other and expect to directly or indirectly benefit from this Agreement. TVP and TVC acknowledge and agree that their joint and several liability for the Obligations and the waivers set forth in this Section 6 are material inducements to Northpoint Commercial Finance entering into this Agreement.

(b)	Join and Several Surety Waivers. TVP and TVC will not be released from their joint and several liability for the Obligations for any reason, nor shall their joint and several liability for the Obligations be reduced. diminished or discharged for any reason, including without limitation (a) any modification, waiver, or release of, or any indulgences granted by Northpoint with respect to, the Obligations, (b) any failure of Northpoint to timely enforce any right or remedy available to Northpoint in connection with the Obligations, (c) the invalidity of any agreement forming a part of the Obligations, (d) any other action that may increase TVP’s or TVC’s risk or expose either to greater liability, or (e) any other circumstance which might otherwise relieve TVP or TVC of their obligations under this Section 6. TVC and TVP waive: (i) any right to require Northpoint to proceed against TVP or TVC or to pursue any other remedy prior to exercising Northpoint’s rights under this Section 6, (ii) notice of the non-performance of any Obligations or the amount of the Obligations outstanding at any time, (iii) demand and presentation for payment, (iv) protest and notice of protest and diligence of bringing suit, (v) all notices to which TVP or TVC might otherwise be entitled by law, other than as may be expressly set forth herein; (vi) any defenses based on suretyship or impairment of the collateral or the like; and (vii) any other defense to the payment and performance of TVP’s or TVC’s obligations under this Section 6. Nothing shall discharge or satisfy the liability of TVP or TVC under this Section 6 except the full performance and payment of the Obligations. Northpoint is not obligated to marshal any assets in favor of TVP or TVC.

7.       Financial Reporting. Within ninety (90) days after the close of each fiscal year of the Company, the Company will deliver to Northpoint the Company’s balance sheet and statement of income (“Financial Statements”) certified by a recognized firm of certified public accountants as having been prepared in accordance with generally accepted accounting principles and as presenting fairly the financial condition of the Company as of the date thereof and for the period then ended. The Company will deliver to Northpoint upon request by Northpoint (i) copies of the Company’s quarterly Financial Statements certified by the chief financial officer of the Company as presenting fairly the financial condition of the Company as of the date thereof and for the period then ended and (ii) such other financial statements or information regarding the Company as Northpoint reasonably may request from time to time.

8.       Termination. This Agreement shall continue in full force and effect until terminated by either party by written notice to the other party. Such termination shall be effective thirty (30) days after receipt of such notice, but such termination shall not affect the liabilities of the Company with respect to Invoices paid by Northpoint and Invoices and Goods approved for payment and financing by Northpoint prior to the effective date of such termination, even though such Invoices arc paid by Northpoint thereafter, and such termination shall not affect the rights and obligations of the parties as to any transaction entered into prior to the receipt of such notice of termination, including without limitation transactions for which approvals are pending or which will not be completed until after the effective date of termination. It is specifically agreed between the parties that termination shall not limit or relieve the Company from its repurchase obligations hereunder for Goods financed prior to the effective date of the termination notice which obligations shall survive termination of this Agreement

9.        Miscellaneous.

(a)	Time is of the essence in this Agreement.
(b)	Northpoint and the Company acknowledge and agree that this Agreement does not create any partnership, joint venture or agency relationship between them.
(c)	All remedies in this Agreement shall be cumulative and not alternative.
(d)	In the event of any dispute between Northpoint and the Company arising in relation to this Agreement, the prevailing party shall be entitled to recover all of its reasonable costs and attorneys’ fees incurred in such dispute in addition to all other sums that it may be entitled.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(e)	The parties may set-off amounts owed each other under this Agreement
(f)	Except for the transfer of all or substantially all of a party’s assets to an affiliate, Northpoint and the Company may not assign its rights or delegate its duties hereunder without the prior written consent of the other. which consent shall not be unreasonably withheld. This Agreement shall be binding on and inure to the benefit of the parties hereto and their permitted successors and assigns
(g)	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
(h)	This Agreement may be executed in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute one agreement. Any signatures delivered by a party by facsimile transmission, by e-mail transmission of an Adobe file format document (also known as a “PDF file”), or by any other electronic transmission shall be deemed an original signature hereto.
(i)	Any notice required or permitted hereunder shall be in writing, and shall be either delivered or mailed in the United States mail, certified or registered, return receipt requested with proper postage prepaid, to the party to be notified at the address for such party in this Agreement. Any such notice shall be deemed effectively given and received for all purposes upon the earlier of (i) the delivery of such notice to the address of the party notified or (ii) refusal to accept delivery by the party being notified. Any party may change its address for notice by giving the other party written notice of change of address.

Address: 11675 Rainwater Drive,
Suite 450 Alpharetta, GA 30009

(j)	The provisions of this Agreement are for the exclusive benefit of the parties hereto, and nothing contained herein shall affect or impair any rights which either party hereto may have against Dealer or any other party.
(k)	If any provision of this Agreement is determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect.
(l)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without reference to applicable conflict of laws principles.
(m)	NORTHPOINT AND THE COMPANY HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Northpoint Commercial Finance and the Company have executed this Agreement as of the date first set forth above.

NORTHPOINT COMMERCIAL FINANCE LLC		TWIN VEE POWERCATS, INC.

By:	/s/ Brian Courtney	By:	/s/ Joseph C. Visconti
Print Name:	Brian Courtney	Print Name:	Joseph C. Visconti
Title:	Authorized Officer	Print Title:	CEO
1105 Lakewood Parkway,
Alpharetta, GA 30009		7101 US-1 Fort Pierce, FL 34982

TWIN VEE CATAMARANS. INC.

		By:	/s/ Joseph C. Visconti
		Print Name:	Joseph C. Visconti
		Print Title:	CEO

7101 US-1 Fort Pierce, FL 34982

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

NORTHPOINT

COMMERCIAL FINANCE

PROGRAM LETTER
May 5, 2016

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